Exhibit 3.28

    Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY BEVERAGES DELAWARE INC.”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JULY, A.D. 2007, AT 7:39 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
2293734 8100	AUTHENTICATION:	5891192

070875795	DATE:	08-01-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:44 PM 07/31/2007
FILED 07:39 PM 07/31/2007
SRV 070875795 – 2293734 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CADBURY BEVERAGES DELAWARE INC.
          Cadbury Beverages Delaware Inc., a Delaware corporation (the “Corporation”), hereby certifies that the amendment set forth below to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware:
FIRST: The Article numbered “4” of the Certificate of Incorporation is amended to read in its entirety as follows:
          “4. The total number of shares of stock which the corporation shall have authority to issue is two hundred (200), all of which shall be shares of common stock, par value $0.01 per share.”
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer, on this 31st day of July, 2007.

CADBURY BEVERAGES DELAWARE INC.

By:	/s/ Lisa M. Longo
Name: Lisa M. Longo
Office: Vice President